FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This FIRST AMENDMENT to the INVESTMENT ADVISORY AGREEMENT (the
“Amendment”) is made as of the 14th day of May, 2024 by and between Curi RMB Capital, LLC, a limited liability company (the “Adviser”), and RMB Investors Trust, a Delaware statutory trust (the “Trust”).
WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, as Amended and Restated, Amended and Restated By-Laws, and its registration statements under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”);
WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is engaged in the business of rendering management and investment advisory services;
WHEREAS, the Trust, on behalf of its series the RMB Fund, RMB International Fund, RMB Japan Fund, RMB Small Cap Fund, and RMB SMID Cap Fund, and the Adviser are parties to an Investment Advisory Agreement made as of March 20, 2024, (the “Investment Advisory Agreement”);
WHEREAS, the parties now wish to amend the Investment Advisory Agreement, pursuant to Paragraph 12 of the Investment Advisory Agreement, in order to add the RMB Mendon Financial Services Fund to Schedule A of the Investment Advisory Agreement effective May 14, 2024;
WHEREAS, the Board of Trustees of the Trust, at a meeting held on December 13, 2023, approved the Investment Advisory Agreement with respect to the RMB Mendon Financial Services Fund; and
WHEREAS, the shareholders of the RMB Mendon Financial Services Fund approved the Investment Advisory Agreement at the special shareholder meeting on May 14, 2024.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A.    Schedule A of the Investment Advisory Agreement is hereby amended to add the RMB Mendon Financial Services Fund, effective May 14, 2024, and Schedule A is therefore replaced with the amended Schedule A attached hereto.

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DocuSign Envelope ID: 6097CEC0-A140-4857-99FE-0CCCDD0D5042
IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

CURI RMB CAPITAL, LLC

By: /s/ Dimitri Eliopoulos
Name: Dimitri Eliopoulos
Its: Chief Executive Officer

RMB INVESTORS TRUST

By: /s/ Christopher Graff
Name: Christopher Graff
Its: President

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DocuSign Envelope ID: 6097CEC0-A140-4857-99FE-0CCCDD0D5042

SCHEDULE A
As of May 14, 2024:

Fund	Annual Fee Rate as a Percentage of Fund Average Daily Net Asset Value	Effective Date
RMB Fund	0.60%	March 20, 2024
RMB Mendon Financial Services Fund	0.75%	May 14, 2024
RMB International Fund	0.75%	March 20, 2024
RMB Japan Fund	0.90%	March 20, 2024
RMB Small Cap Fund	0.85%	March 20, 2024
RMB SMID Cap Fund	0.70%	March 20, 2024
The average net asset value for the month will be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.
If this Agreement becomes effective with respect to a Fund subsequent to the first day of a month, or terminates before the last day of a month, the Adviser’s compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

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